Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made to be effective as of September 14, 2023, at 11:59 PM (the “Effective Date”), by and between Royal Gold Corporation, a corporation organized and existing under the laws of Canada (hereinafter referred to as “Company”), and Mark Isto, a resident of Ontario Canada, having an address of [***], (hereinafter referred to as “Consultant”).

WITNESSETH

WHEREAS, Consultant retired from Company on September 14, 2023, after more than eight years with Company, where Consultant held various roles, including most recently as Executive Vice President and Chief Operating Officer, in respect of which Consultant was responsible for various aspects of Company’s technical operations and environmental, social and governance (“ESG”) matters and related reporting, and voluntarily terminated his employment as of that date;

WHEREAS, immediately following his retirement, Company wishes to engage Consultant to provide technical consulting services in connection with various projects being evaluated by Company from time to time and to assist with the preparation of ESG and related reports; and

WHEREAS, Consultant wishes to perform such services for Company on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the following premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Consultant have agreed as follows:

1.Scope of Work; Minimum Hours.

The consulting services to be performed by Consultant for Company (the “Services”) shall be identified in one or more addenda to be attached to this Agreement on a project-by-project basis and will be agreed upon and signed by Consultant and Company.

Consultant will dedicate a minimum of sixty -four (64) hours per month (approximately sixteen (16) hours per week) to performance of the Services.  Hours in addition to such minimums will be at the direction of Company and subject to the mutual agreement of the parties.

2.Term of Agreement.

The term of this Agreement shall commence on the Effective Date and shall expire on August 31, 2024, unless the parties enter into a written agreement on or prior to August 31, 2024, to extend the term of this Agreement.

This Agreement may be terminated by Consultant, at any time, with or without cause, by at least ten (10) days prior written notice to Company; provided that if Consultant wishes to terminate this Agreement without cause, he will complete any Services that remain to be performed under any addenda then in effect.

This Agreement may be terminated by Company, at any time (even during the initial term), for any (i) gross negligence or willful misconduct or (ii) for any material breach of this Agreement by Consultant which material breach is not cured or capable of being cured within fifteen (15) days of Consultant receiving written notice of such breach, by written notice to Consultant.

No termination shall interfere with any rights of a party that shall have arisen as of the effective date of termination.

Further, Consultant’s obligations under Sections 4, 6, 7, 9, 10, 11, 17 and 22 shall survive any such expiry or  termination for such term as might be necessary to comply with the obligations thereunder.

3.Compensation.

As full and complete compensation for all Services to be rendered hereunder:

(a)	Company shall pay Consultant an hourly rate of CAD$169 to a maximum of 64 hours per calendar month and CAD$136 for each hour in excess of sixty-four (64) hours per calendar month; provided that any travel time included in Consultant’s hours will be invoiced and paid at 50% of the relevant hourly rate.

(b)	Consultant will invoice Company monthly for all hours worked in the prior month (setting out a statement of related fees, together with applicable GST), together with any relevant backup as reasonably requested by Company. Invoices will be paid within thirty (30) days of receipt.

(c)	Consultant will retain and be eligible to vest in rights under the agreements related to Consultant’s unvested restricted stock units and unvested performance shares listed on Exhibit C to the Retirement Agreement between Consultant and Company, dated September 14, 2023 (the “Retirement Agreement”), on the terms set out in such Retirement Agreement. On termination of this Agreement, as such termination is permitted by either party, all of Consultant’s unvested restricted stock units and unvested performance shares, as listed on Exhibit C to the Retirement Agreement, that remain unvested as of the date of such termination shall be immediately forfeited. If Consultant breaches the “Forfeiture of Rights” provision included in certain award agreements relating to the outstanding unvested restricted stock units and unvested performance shares set forth on Exhibit C to the Retirement Agreement, Consultant acknowledges that the Company may cause a forfeiture of Consultant’s rights in respect of the Royal Gold, Inc. 2015 Omnibus Long-Term Incentive Plan and the applicable award agreements on the terms set out in the applicable award agreements.

(d)	In addition, Consultant shall be reimbursed by Company for all reasonable and actual out-of-pocket expenses (including authorized travel, meals, and lodging as well as telecommunications, facsimile and photocopier expenses) incurred in connection with the Services upon submission of documentation as reasonably requested by Company.

4.Warranties.

Consultant warrants that he will perform all Services hereunder in a professional manner, consistent with sound engineering and consulting practices prevailing in the North American mining industry.  Company warrants that it will act in good faith with respect to all matters involving Consultant.

5.Compliance with Laws and Company Policies.

Consultant shall comply with all applicable laws, regulations, decrees, codes, ordinances, resolutions, and other acts of any applicable governmental authority, including, without limitation, securities laws, applicable to Company and Company’s parent company, Royal Gold, Inc. (“RGI”), and/or to the conduct of the Services.

Without limitation to the foregoing, Consultant shall comply with all applicable laws prohibiting bribery and official corruption (such as the United States Foreign Corrupt Practices Act and the Canadian Criminal Code and Canadian Corruption of Foreign Public Officials Act), federal, provincial, state, county, and local labor laws, tax laws, laws addressing the preservation of health, safety, and the environment, and other laws that are applicable to this Agreement or Consultant’s performance of the Services.

In addition, Consultant acknowledges receipt of and shall comply with Company’s Supplier Code of Conduct, as updated from time to time.  Company’s Supplier Code of Conduct can be found at https://royalgold.com/esg/esg-document-library.

6.Ownership of Information and Work Product.

For the purposes of this Agreement, “Company Information” shall include (i) the existence and terms of this Agreement; (ii) that Consultant is performing the Services on behalf of Company; (iii) all information, data, knowledge, opinions and interpretations of any nature whatsoever, whether written, pictorial or oral and whether prepared by Company, its affiliates, or their respective members, employees, officers, directors, representatives, agents, attorneys, contractors, subcontractors, consultants, accountants, financial or other professional advisors (collectively, “Company Representatives”) relating to Company, its affiliates, or their respective assets or operations, which is furnished or made available to Consultant, whether before or after the Effective Date; (ii) any analyses, compilations, studies or other documents which reflect, contain or are derived from such information; and (iii) all reports, summaries, presentations, data, and other information and materials in any form that are the tangible results of the efforts of Consultant hereunder (“Work Product”).

All Company Information shall be the exclusive property of Company and shall be used by Consultant only for the exclusive benefit of Company.

All Work Product shall be promptly delivered to Company as it is gathered or generated, and upon the termination of this Agreement.

Company and its affiliates shall have the exclusive and unrestricted right to use and disclose any or all Company Information in any manner, and for any purpose, without payment of additional compensation to Consultant.

Consultant understands that a copy of this Agreement will be filed by RGI with its periodic reports with the U.S. Securities and Exchange Commission.

7.Confidentiality.

Consultant shall not disclose to or discuss with any third party, or use for purposes other than performing the Services, any Confidential Information (defined below); provided, however, that, notwithstanding the provisions of Section 6 above, Consultant shall be under no obligation of confidentiality with respect to any Company Information that:

(a)is or becomes publicly available without breach of this Agreement by Consultant (the fact that any particular information is publicly known or available shall not alter the character of Company Information that may be associated with such information); or

(b)is received by Consultant from a third party (which, for the avoidance of doubt, does not include any Company Representative) after the date hereof, who is not under any legal, contractual, professional or other obligation of confidentiality to Company or any Company Representative in respect of such information.

From time to time during the term of this Agreement, Consultant might be provided with, and might be required to acknowledge receipt of, copies of confidentiality agreements entered into by Company or its affiliates in connection with possible transactions with third parties, pursuant to which Company may disclose to Consultant certain confidential information belonging to such third parties (“Third Party Information” and, together with Company Information, “Confidential Information”).  In addition to his obligations to Company under this Agreement, Consultant shall comply with all of the applicable terms and conditions of any such third -party confidentiality agreements and agrees to execute written acknowledgments of Consultant’s obligations thereunder upon the request of Company.

Upon termination of this Agreement or at any time during the term of this Agreement on receipt of written request from Company or its affiliates, Consultant shall return or destroy all Confidential Information (including all Work Product) in Consultant’s possession and will provide any written confirmation of the same as requested by Company or its affiliates from time to time.

Termination or expiry of this Agreement shall not relieve Consultant of the obligations of non-use and non-disclosure of Confidential Information hereunder.

8.Status of Consultant.

Consultant shall be an independent contractor with respect to this Agreement and all Services rendered hereunder.

Consultant, and not Company, will determine the place, method, manner, details and means of performing the Services; provided Consultant complies with the plans and specifications set forth by Company in the addenda describing the applicable Services and Section 5 of this Agreement.

In no event shall Consultant be deemed to be an employee of Company or entitled to receive benefits of any kind or nature from Company, whether the same as or similar to benefits received by employees of Company.  Without limiting the generality of the foregoing, Consultant is not entitled to unemployment insurance benefits from Company.

9.Indemnification.

Consultant, on behalf of himself and his heirs and personal representatives , agrees to indemnify Company, its affiliates, and Company Representatives against, and shall hold the Company, its affiliates, and Company Representatives harmless from, any and all liability or claims for damage in respect of personal injury, death, or property damage arising out of, or in any manner caused by or contributed to by, any action or omission committed or permitted by Consultant in connection with rendering of Services hereunder.

10.Taxes.

Other than taxes, levies, or duties assessed upon and attributable to Company under express provisions of controlling law or as otherwise specifically set forth herein, Consultant assumes liability for and shall pay all taxes, levies, duties, and assessments of every nature due in connection with the Services performed and revenues received by Consultant under this Agreement.

Without limitation to the foregoing, Consultant is obligated to pay any applicable federal and provincial income taxes, sales taxes, goods and services taxes, or other levies, duties, and assessments due on any fees, expenses or other forms of compensation paid or reimbursed pursuant to this Agreement.  Consultant shall indemnify, defend, and hold harmless Company, its affiliates, and Company Representatives from and against any and all claims and losses related thereto, incurred in connection with Consultant’s failure to pay such taxes, levies, duties, and assessments.

Without limiting the generality of the foregoing, Consultant accepts any and all withholdings that Company may be obligated to make, pursuant to applicable law, from payments to be made to Consultant under this Agreement.

11.Limitation of Liability.

EXCEPT FOR A BREACH BY CONSULTANT OF SECTION 6 (COMPANY OWNERSHIP OF INFORMATION AND WORK PRODUCT) AND SECTION 7 (CONFIDENTIALITY) OF THIS AGREEMENT, Neither party is liable to the other party for special, punitive, contingent, indirect or consequential loss or damage, including without limitation loss of use, profit, revenue, earnings, business interruption, expected savings or other commercial economic losses of any kind, whether or not such losses or damages were foreseeable and whether or not the parties were advised of the possibility of them.

Except as set forth in this Section 11, the liability of Consultant to Company under this Agreement shall not exceed the value of the total compensation paid by Company to Consultant pursuant to Section 3(a) hereunder in any twelve -month period commencing on the Effective Date (or any consecutive twelve month period thereafter); provided that this limitation shall not apply to damages incurred by Company for any breach by Consultant of Consultant’s obligations under Section 6 and Section 7 of this Agreement.

12.Assumption of Risk.

Consultant hereby expressly acknowledges that (a) the Services may be performed on operational mine or mineral exploration sites which, in the normal course of business, contain certain physical conditions which are, by their inherent nature, dangerous, including, without limitation, blasting operations, open pits, drilling operations, high walls, heavy machinery and equipment, fires, floods, wild animals, and chemical and industrial hazards, (b) it has had the opportunity to undertake any desired investigation of such conditions prior to performing any Services thereon, and (c) he is fully aware of and understands the risks associated with the  performance of the Services at a mine or mineral exploration site with inherent dangers, and (d) he has had the opportunity to review and consider any travel-related risks, including those related to diseases, quarantines and other travel restrictions associated with the performance of any Services.

Consultant hereby assumes all risks, including but not limited to the foregoing, associated with the performance by Consultant of the Services.

To the full extent permitted by law, Consultant for himself and on behalf of his heirs and personal representatives: (i) discharges and releases Company from any and all losses of any nature whatsoever that Consultant or any Consultant invitee claiming through Consultant, may have now or in the future as a result of illness, injuries or damage to personal property; and (ii) covenants that Consultant shall not at any time in the future, directly or indirectly, commence or prosecute any claim against Company, its affiliates, or Company Representatives concerning illness, injuries or personal property damage, unless caused by gross negligence or willful misconduct of Company, its affiliates, or Company Representatives.

13.Use of Company Technology.

If Consultant is given access to Company’s network or any Company -licensed software, (i) Consultant shall access Company networks and software only as provided through Company’s internal IT staff; (ii) Consultant will comply with all Company requirements and procedures for maintaining passwords, confidentiality, security and privacy as a condition of providing Company with services and/or receiving access to Company’s internal corporate network, systems and buildings; and (iii) all data stored or transmitted on Company-owned or -leased equipment is to be considered private and is the property of Company; and (iv) Company may monitor all use of its corporate network and all systems (including email) and may access all data stored or transmitted using Company’s network.

14.Right to Intellectual Property.

Consultant represents and warrants that Consultant has the rights to all concepts, products or processes, copyright, trademark, patent or other intellectual property incorporated into the Services to the extent provided by, through or under Consultant (and not by Company).

15.Force Majeure.

Neither Company nor Consultant shall be considered in breach of its obligations hereunder to the extent that performance or the need for performance is delayed or prevented by any circumstance beyond such party’s reasonable control, including but not limited to an act of God or a public enemy, fire, flood, area-wide strike, freight embargo, or unusually severe weather; provided that the party claiming force majeure shall, within ten (10) days from the beginning of such event, notify the other party in writing of the fact of the event and its probable effect on performance.  A force majeure event shall not be a basis for a claim for additional compensation, and each party shall bear such party’s own costs and expenses associated with or caused by such an event.  The party claiming force majeure shall take reasonable measures to mitigate the potential impact of the force majeure event on performance of obligations created by this Agreement.

16.No Assignment by Consultant.

Consultant’s rights and obligations hereunder are deemed to be personal and may not be transferred or assigned, and any attempted assignment shall be void and of no effect.  Consultant shall not subcontract for any part of the Services or obligations hereunder without the prior written consent of Company.  This Agreement may be assigned by Company, and notice of such assignment shall be given to Consultant.  This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns.

17.No Effect on Other Agreements.

No provision of this Agreement will modify (or be deemed to modify) any right or obligation of Consultant, Company or RGI under (1) the Retirement Agreement; (2) the Employment Agreement between Consultant and Company dated as of January 2, 2020, as amended by the Amendment to Employment Agreement, dated as of March 31, 2022, and the Second Amendment to Employment Agreement, dated as of May 25, 2022 (as amended, the “Employment Agreement”); (3) the Amended and Restated Indemnification Agreement, between Consultant and Company dated February 13, 2023; or (4) the award agreements related to Consultant’s unvested restricted stock units and unvested performance shares listed on Exhibit C to the Retirement Agreement; or entitle Consultant to any other right or benefit he enjoyed while employed by Company.

18.Entire Agreement.

This Agreement, together with the Retirement Agreement, represents the entire agreement between the parties with respect to the matters set forth herein, and supersedes all prior agreements and representations. No amendment to this Agreement will be binding upon the parties unless set forth in a subsequently dated writing that is executed by both parties.

19.Severability.

In the event that any provision of this Agreement is found to be null and void, or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

20.Applicable Law.

This Agreement has been entered into under, and shall be governed by, the laws of the Province of Ontario, and the Federal laws of Canada applicable therein, without regard to conflicts of law principles  that would result in the application of the laws of another jurisdiction.

The venue of any action filed under this Agreement shall be in the courts of the Province of Ontario located in Toronto, Ontario.

21.Company Contact.

The Company Contact for the administration of this Agreement shall be the person identified in one or more addenda to be attached to this Agreement.  The Company Contact is the person to whom Consultant shall:

(a)	refer questions and give notices;
(b)	submit requests for approvals and authorizations;
(c)	submit all written reports; and
(d)	submit any and all other notices, writings or invoices.

22.Notice.

Any notice required or permitted hereunder shall be given to either party at the addresses set forth below, or by facsimile or electronic mail as set forth below. Notices personally delivered or sent by regular mail shall be effective only upon receipt. The parties’ addresses or facsimile numbers or electronic mail addresses for notice purposes may be changed at any time by advising the other party, in writing, of the new address or number for notices. Each party acknowledges that facsimile or electronic mail notice shall be effective as of the first business day after transmittal, provided that the party transmitting the notice has written confirmation that the transmittal was received.  The parties’ respective mailing addresses, facsimile numbers and electronic mail addresses, as of the effective date of the Agreement, are as follows:

Company:

Attention: Notices - Royal Gold Corporation

c/o Royal Gold, Inc.

1144 15th Street, Suite 2500

Denver, CO 80202

Email: notices@royalgold.com

Consultant:

Mark Isto

[***]

23.Further Assurances.

The parties agree that they will take such further actions, and execute and deliver such further documents or instruments, as may be required to achieve the parties’ shared objectives in entering into this Agreement.

24.Counterparts.

This Agreement may be executed in one or more counterparts, whether signed originally or reproduced by facsimile or electronic means (such as “.pdf”), each of which shall be deemed to be an original, but which when taken together shall constitute one and the same Agreement.

[signatures follow]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

ROYAL GOLD CORPORATION

By: /s/William Heissenbuttel_____/s/Mark Isto______

Name:  William Heissenbuttel                                                        Mark Isto

Title:  President